As filed with the Securities and Exchange Commission on March 25, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
SEMrush Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-4053265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
800 Boylston Street, Suite 2475
Boston, MA 02199
(800) 851-9959
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
SEMrush Holdings, Inc. Amended and Restated 2019 Stock Option and Grant Plan
SEMrush Holdings, Inc. 2021 Stock Option and Incentive Plan
SEMrush Holdings, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plans)
 ________________________________________________________________
Oleg Shchegolev
Chief Executive Officer
SEMrush Holdings, Inc.
800 Boylston Street, Suite 2475
Boston, MA 02199
(800) 851-9959
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Kenneth J. Gordon, Esq. Jared J. Fine, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Sharon Levine, Esq. Senior Vice President and General Counsel SEMrush Holdings, Inc. 800 Boylston Street, Suite 2475 Boston, MA 02199
 ______________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.00001 par value per share:
2021 Stock Option and Incentive Plan	13,444,501	(2) (3)	$14.00	(9)	$188,223,014.00	$20,535.14
2021 Employee Stock Purchase Plan(11)	3,000,667	(4) (5)	$11.90	(10)	$35,707,937.30	$3,895.74
Amended and Restated 2019 Stock Option and Grant Plan (Stock Option Awards)	7,611,258	(6)	—	(11)	—	—
2021 Stock Option and Incentive Plan (Restricted Stock Unit Awards)	58,500	(7)	—	(11)
Class B Common Stock, $0.00001 par value per share:
Amended and Restated 2019 Stock Option and Grant Plan (Options)	7,611,258.00	(8)	$1.37	(12)	$10,427,423.46	$1,137.64
TOTAL	31,726,184				$234,358,374.76	$25,568.52

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (“Class A Common Stock”) or the Registrant’s Class B Common Stock (“Class B Common Stock”) that become issuable under the Registrant’s 2021 Stock Option and Incentive Plan (“2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (“2021 ESPP”) and/or the Registrant’s Amended and Restated 2019 Stock Option and Grant Plan (“2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.
(2)Represents 13,444,501 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan or 2019 Plan expire, are forfeited, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnotes 6, 7, and 8 below.
(3)The number of shares of Class A common stock reserved for future issuance under the 2021 Plan will automatically increase on January 1 of each fiscal year, commencing on January 1, 2022, in an amount equal to the lesser of (a) the number of shares equal to five percent (5%) of the number of shares of Common Stock, par value $0.00001 per share, of the Company issued and outstanding on the immediately preceding December 31 and (b) such lesser number of shares of Class A Common Stock as determined by the Administrator (as such term is defined in the 2021 Plan) of the 2021 Plan.
(4)Represents 3,000,667 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 ESPP.
(5)The number of shares of Class A Common Stock reserved for future issuance under the 2021 ESPP will automatically increase on January 1 of each fiscal year, commencing on January 1, 2022, for a period of up to ten years ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 3,000,667 shares of Common Stock, (b) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, and (iii) such number of shares of Common Stock as determined by the Administrator (as such term is defined in the 2021 ESPP) of the 2021 ESPP.
(6)Represents 7,611,258 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2019 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, are satisfied without the issuance of stock, are held back upon exercise or settlement to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.
(7)Represents 58,500 shares of Class A Common Stock underlying Restricted Stock Unit Awards under the 2021 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, are satisfied without the issuance of stock, are held back upon settlement to cover any tax withholding, or are otherwise terminated subsequent to the date of this Registration Statement, the shares of Class A Common Stock reserved for issuance pursuant to such awards will become available for issuance under the 2021 Plan. See footnote 2 above.
(8)Represents 7,611,258 shares of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2019 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, are satisfied without the issuance of stock, are held back upon exercise to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.
(9)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the Registrant’s prospectus dated March 24, 2021 relating to the Registrant’s initial public offering.
(10)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $14.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the Registrant’s prospectus dated March

24, 2021 relating to the Registrant’s initial public offering. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date.
(11)Pursuant to Rule 457(i) of the Securities Act, there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.
(12)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.37 per share, the weighted-average exercise price of stock option awards outstanding under the 2019 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(a) The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on March 25, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-253730), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and
(b)  The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40276), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 22, 2021, including any amendments or reports filed for the purpose of updating such description.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer’s conduct was unlawful. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in Section 145. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions, in our amended and restated certificate of incorporation to be in effect upon the closing of our initial public offering and amended and restated bylaws, that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.
We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253730)).
4.2	Form of Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253730)).
4.3	Specimen Class A Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253730)).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1
Amended and Restated 2019 Stock Option and Grant Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253730)).

99.2
2021 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253730)).

99.3	2021 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253730)).
__________________________
*    Filed herewith.
Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 25th day of March, 2021.

SEMRUSH HOLDINGS, INC.

By	/s/ Oleg Shchegolev
Oleg Shchegolev
Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Oleg Shchegolev, Evgeny Fetisov, and Sharon Levine, and each of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Oleg Shchegolev	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2021
Oleg Shchegolev

/s/ Dmitry Melnikov	Chief Operating Officer and Director	March 25, 2021
Dmitry Melnikov

/s/ Evgeny Fetisov	Chief Financial Officer (Principal Accounting and Financial Officer)	March 25, 2021
Evgeny Fetisov

/s/ Roman Simonov	Director	March 25, 2021
Roman Simonov

/s/ Dylan Pearce	Director	March 25, 2021
Dylan Pearce

/s/ Trynka Shineman Blake	Director	March 25, 2021
Trynka Shineman Blake

/s/ Mark Vranesh	Director	March 25, 2021
Mark Vranesh